Exhibit 5.1

October 20, 2020

GBS, Inc.

708 Third Avenue, 6th Floor

New York, New York 10017

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to GBS, Inc., a Delaware corporation (the “Company”) in connection with a Registration Statement on Form S-1 (as amended or supplemented the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering (the “Offering”) of (A) 1,176,471 of units (the “Units”) of securities of the Company, with each Unit consisting of (a) one share of common stock, par value $0.01per share, of the Company (“Common Stock”) (or, to each purchaser whose purchase of shares of Common Stock in such offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of such offering, a share of the Company’s Series B Preferred Stock (the “Preferred Stock”), in lieu of a share of Common Stock), (b) one Series A warrant to purchase one share of Common Stock (the “Series A Warrants”), and (c) one Series B warrant to purchase one share of Common Stock (the “Series B Warrants,” and collectively, with the Series A Warrants, the “Warrants”)); and (B) 166,666 of underwriters’ warrants to purchase shares of Common Stock (and the shares of Common Stock issuable from time to time upon exercise of the Underwriters’ Warrants) (the “Underwriters’ Warrants”). Each share of Preferred Stock will be convertible into one share of Common Stock. The Common Stock, Preferred Stock, Warrants, and Underwriters’ Warrants are referred to herein collectively as the “Securities.” The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (“Underwriting Agreement”).

In connection with this opinion letter, we have examined the Underwriting Agreement, the Registration Statement, including the exhibits thereto, the form of Underwriters’ Warrant, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the legal capacity of all natural persons. With regard to the shares issuable upon exercise of the Underwriters’ Warrant, we have assumed that at the time of issuance or sale, a sufficient number of shares of Common Stock are authorized and available for issuance.

Based upon and subject to the foregoing, we are of the opinion that:

1. the Securities have been duly authorized for issuance by all necessary corporate action by the Company;

2. the shares of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable;

3. the shares of Preferred Stock, if purchased in lieu of Common Stock, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable;

4. provided that the Warrants and Underwriters’ Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers or underwriters, such Warrants and Underwriters’ Warrants, when issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company; and

5. the shares of Common Stock issuable pursuant to each of the Series A Warrants, Series B Warrants and Underwriter’s Warrants, upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Series A Warrants, Series B Warrants, or Underwriters’ Warrants, as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Warrants and the Underwriters’ Warrants are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B. The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Validity of Common Stock.” In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Respectfully submitted,

/s/ Schiff Hardin LLP